Exhibit 3.1

Phone:	(503) 986-2200
Fax:	(503) 378-4381	Articles of Amendment—Business/Professional/Nonprofit

	Secretary of State	Check the appropriate box below:
	Corporation Division	☒	BUSINESS/PROFESSIONAL CORPORATION	FILED
	265 Capitol St. NE, Suite 151		(Complete only 1,2,3,4,6,7)	JUL 05 2006
	Salem, OR 97310-1327	☐	NONPROFIT CORPORATION
	FilingInOregon.com		(Complete only 1,2,3,5,6,7)	OREGON
SECRETARY OF STATE
REGISTRY NUMBER:	145326–83

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record. We must release this information to all parties upon request and it will be posted on our website.

For office use only

Please Type or Print Legibly in Black ink.

1)	NAME OF CORPORATION PRIOR TO AMENDMENT:	Metro One Telecommunications, Inc.

2)	STATE THE ARTICLE NUMBER(S) AND SET FORTH THE ARTICLE(S) AS IT IS AMENDED TO READ. (Attach a separate sheet if necessary.)
See attached sheet

3)	THE AMENDMENT WAS ADOPTED ON:	June 21, 2006
(If more than one amendment was adopted, identify the date of adoption of each amendment.)

BUSINESS/PROFESSIONAL CORPORATION ONLY						NONPROFIT CORPORATION ONLY

4)	CHECK THE APPROPRIATE STATEMENT					5)	CHECK THE APPROPRIATE STATEMENT

	☒	Shareholder action was required to adopt the amendment(s). The vote was as follows:					☐	Membership approval was not required. The amendment(s) was approved by a sufficient vote of the board of directors or incorporators.

	Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
							☐	Membership approval was required. The membership
vote was as follows:
	Common	24,933,490	24,483,353	21,478,615	960,303

						Class (es) entitled to vote		Number of members entitled to vote	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
	☐	Shareholder action was not required to adopt the
amendment(s). The amendment(s) was adopted by the
board of directors without shareholder action.

	☐	The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

8)	EXECUTION
	Signature	Printed Name	Title
	/s/ Gary E. Henry	Gary E. Henry	President and Chief Executive Officer

7)	CONTACT NAME (To resolve questions with this filing.)	FEES
		Required Processing Fee	$60
	Jeffry A. Shelby	No Fee for Nonprofit Type	Change Only
	DAYTIME PHONE NUMBER (include area code.)	Confirmation Copy (Optional)	$5
		Processing Fees are nonrefundable
		Please make check payable to “Corporation Division.”
	(206) 389–6049	NOTE:
		Fees may be paid with VISA or MasterCard. The card number and expiration date should be submitted on a separate sheet for your protection.

ARTICLES OF AMENDMENT OF THE

THIRD RESTATED ARTICLES OF INCORPORATION

OF

METRO ONE TELECOMMUNICATIONS, INC.

Pursuant to the provisions of the Oregon Business Corporation Act, O.R.S §60.447, the undersigned officer of Metro One Telecommunications Inc., an Oregon corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST:                                                        The name of the Corporation is Metro One Telecommunications, Inc.

SECOND:                                        Section C of Article IV of the Third Restated Articles of Incorporation of the Corporation (the “Restated Articles of Incorporation”) is amended to read in its entirety as follows:

“On July 6, 2006, at 1:05 p.m. (Pacific Daylight Time) (the “Split Effective Time”), each four shares  of Common Stock issued and outstanding immediately prior to the Split Effective Time (the “Old Common Stock”) shall automatically without any action on part of the holder thereof, be reclassified and changed into one share of Common Stock which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Time (the “New Common Stock”) subject to the treatment of fractional share interests described below. Each holder of a certificate or certificates which immediately prior to the Split Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Time, receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof (and, where applicable, cash in lieu of fractional shares as provided below). No fractional shares of New Common Stock of the Corporation shall be issued. No shareholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock records books any purported transfer of any fractional share of Common Stock of the Corporation. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation’s transfer agent for cancellation, an amount in cash equal to the product of (i) the closing trading price of the Corporation’s Common Stock on the trading date immediately before the Split Effective Time (giving effect to the reverse stock split) and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old

Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of the applicable fraction of one share of New Common Stock.”

THIRD:     The foregoing amendment to the Restated Articles of Incorporation  was adopted by the Board of Directors of the Corporation at meetings on April 24, 2006 and June 21, 2006.

FOURTH:                                         The foregoing amendment to the Restated Articles of Incorporation was approved by the shareholders of the Corporation on June 21, 2006 as follows:

Number of outstanding shares:  24,933,490

Number of votes entitled to be cast:  22,483,353

Votes cast for amendment:  21,478,615

Votes cast against amendment:  960,303

FIFTH:             The foregoing amendment is effective on July 6, 2006, at 1:05 p.m. (Pacific Daylight Time).

These Articles of Amendment are hereby executed at Beaverton, Oregon on July 5, 2006, by a duly authorized officer of the Corporation.

METRO ONE TELECOMMUNICATIONS, INC.

/s/ Gary E. Henry
Gary E. Henry
President and Chief Executive Officer